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                                                            Exhibit 23(a)



                   Consent of Independent Auditors

We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" in the Amendment No. 1 to the Registration Statement on Form S-2 (No. 333-49005) and related Prospectus of Richardson Electronics Ltd. for the registration of 3,450,000 shares of its common stock and to the inclusion of and incorporation by reference therein of our report dated July 8, 1997 (except for "Earnings per Share" in Note A as to which the date is February 28, 1998) with respect to the consolidated financial statements of Richardson Electronics Ltd. incorporated by reference in its Annual Report (Form 10-K) for the year ended May 31, 1997 and the related schedule included therein, filed with the Securities and Exchange Commission.

                                     /s/ Ernst & Young LLP


Chicago, Illinois
April 8, 1998